SECOND ADDENDUM

This Second Addendum, dated November 22, 2004, modifies and supplements the term of the Security Agreement, Subscription Agreement and Collateral Agent Agreement (collectively, the "Agreements") between Provo International, Inc. (the "Company") and Alpha Capital Aktiengesellschaft, Stonestreet Limited Partnership, Congregation Mishkan Sholom Incorporated and Lucrative Investments (collectively, the "Investors"). This Second Addendum supercedes, in its entirety, the Addendum dated July 9, 2004. This Addendum does not modify, supplement or amend the Notes or the registration rights provisions of the Subscription Agreement, the terms of which remain in full force and effect. In the event of a conflict between the terms of this Addendum and the terms of the Agreements, the terms of this Addendum shall control.

RECITALS

WHEREAS, pursuant to the terms of the Notes, the Company borrowed an aggregate principal amount of One Million Dollars ($1,000,000) from Investors, of which Eight Hundred and Seventy Three Thousand Eight Hundred and Eighty Seven dollars ($873,887, the "Principal Amount"), as set forth on Schedule A, is due and owing as of the date of this Second Addendum; and

WHEREAS, pursuant to the terms of the Security Agreement, the Investors have a priority security interest in substantially all of the assets of the Company; and

WHEREAS, the Company desires to sell certain assets and apply the cash proceeds towards partial repayment of the Notes on a pro rata basis per Investor, and

WHEREAS, the Investors have agreed to release their security interest in the Company's assets pursuant to the terms set forth herein;

Now, therefore, the parties hereby agree as follows:

1. **Definitions -** Unless otherwise specifically defined herein, all capitalized terms used in this Addendum shall have the same meaning as set forth in the Agreements.

   a. **Deficiency Amount** – shall mean the aggregate principal amount due under the Notes, after deducting the Initial Payment and the Minimum Payment;
   b. **Dial Up Assets** – shall mean the Company's dial-up Internet customer base, presently consisting of approximately 6,200 subscribers;
   c. **Dial Up Asset Purchase Agreement** – shall mean the proposed asset purchase agreement between the Company and a third party, which shall provide for aggregate proceeds of Five Hundred Thousand dollars ($500,000) payable in two installments. The first installment,

estimated at approximately 60% of the Net Proceeds, shall be payable approximately 30 days after the execution of the Dial Up Asset Purchase Agreement. The second installment shall be payable approximately 120 days following the execution of the Dial Up Asset Purchase Agreement;

d. **Initial Payment** – shall have the meaning set forth in Section 4(a) below;

e. **Investors** – shall have the meaning set forth in the Recitals to this Addendum;

f. **Minimum Payment** – shall have the meaning set forth in Section 3(a) below;

g. **Net Proceeds** – shall mean the total proceeds due the Company from the sale of the Dial-Up Assets, after adjusting for pre-paid accounts and attrition;

h. **Principal Amount** – shall have the meaning set forth in the Recitals to this Addendum;

i. **Provo Mexico Stock** – shall mean all of the issued and outstanding shares of common stock in the Company's subsidiary, Proyecciones y Ventas Organizadas, S.A. de C.V.

2. **Representations by the Company** – the Company represents and warrants to each Investor that:

a. The Company has received a financing commitment (the "New Financing") for Three Hundred and Seventy Five Thousand dollars ($375,000). The Investors hereby agree to waive their their right of first refusal, set forth in Section 12(a) of the Subscription Agreement, in connection with the New Financing.

b. The Company has agreed to sell One Thousand (1,000) shares of its common stock to a third-party for the sum of One Hundred and Thirty Dollars ($130.00), which sale shall close simultaneously with the execution of this Addendum. By executing this Addendum, the Company hereby notifies Investors, pursuant to Section 2.1(d) of the Notes, that the Conversion Price is irrevocably adjusted to $.13 per share as a result of a share issuance at less than Fair Market Value as set forth in Section 2.1(c)(D) of the Notes, subject to further adjustment as set forth in the Notes. The parties acknowledge and agree that the sale of stock described above and the resulting adjustment to the Conversion Price is independent of this Addendum and shall remain in effect regardless of whether this Addendum is terminated. The Investors further acknowledge that they have waived their right of first refusal, as set forth in Section 12(a) of the Subscription Agreement, with respect to this sale.

3. **Sale of Assets**

a. *Dial-Up Assets* –The Company represents that it has identified a prospective purchaser for its Dial-Up Assets. Upon execution of this Addendum, the Company shall negotiate the sale of its Dial-Up Assets, in a form acceptable to the Collateral Agent, as soon as commercially feasible. The Company shall remit at least $325,000 (the "Minimum Payment") of the Net Proceeds of the sale of the Dial-Up Assets to the Investors as set forth in Section 4(b) below.

b. *Cooperation* – The Collateral Agent shall provide UCC-3 termination statements as set forth in Section 5 below. The Investors hereby specifically instruct the Collateral Agent to cooperate with the Company, at the Company's expense, in connection with the sale of the Dial-Up Assets and to execute any and all documents necessary to effectuate the intent of this Addendum.

4. **Payments to Investors**

a. *Upon Execution of this Addendum* – The Company shall remit to Investors, on a pro rata basis, Three Hundred Thousand dollars ($300,000) (the "Initial Payment") from the proceeds of the New Financing upon execution of this Second Addendum. The Company shall also pay Grushko & Mittman, PC, Twelve Thousand dollars ($12,000), representing legal fees incurred by Investors, as follows: 1) $6000 upon execution of this Second Addendum; 2) balance of $6000 payable upon the earlier of i) 60 days following the execution of this Addendum, or ii) receipt of the Net Proceeds.

b. *Upon Sale of the Dial-Up Assets* – The Company shall retain the first One Hundred and Seventy Five Thousand dollars ($175,000) of the Net Proceeds. The remaining Net Proceeds, which shall equal or exceed the Minimum Payment, shall be remitted to Investors on a pro rata basis per Investor. The Company shall cause the Collateral Agent to be named as an additional payee and notice party in the Dial Up Asset Purchase Agreement in order to effectuate this paragraph.

c. All proceeds paid to the Investors shall be applied as follows: first, toward outstanding Interest due and owing, second, toward the Principal Amount. The proceeds shall be applied on a pro rata basis per Investor.

d. *Deficiency Amount* – immediately following payment of the Minimum Payment, the Company shall provide the Investors with written notification of the Deficiency Amount, if any. If the Deficiency Amount exceeds $250,000, the Company shall be granted ninety (90) days to make such payments to Investors such that the Deficiency Amount is equal to, or less than, $250,000. If additional financing is required in order to make such payments, the Investors agree to waive their right to a reset of the conversion price, as set forth in Section

2.1(c)(D) of the Notes, in connection with such additional financing unless such financing results in the sale of common stock at a price per share of less than $.08, in which case Investors shall be entitled to a reset of the conversion price as set forth in Section 6(a) below.

5. **Release of Security Interest** – Upon execution of this Second Addendum, the Collateral Agent will provide UCC-3 termination statements, as described below, and shall release the UCC-3 termination statements to the Company as follows:

   a. Upon Execution of this Second Addendum - The Collateral Agent provide the Company with a UCC-3 termination statement releasing the Investors' security interest in the Provo Mexico Stock immediately upon receipt of the Initial Payment.
   b. Upon Execution of the Dial Up Asset Purchase Agreement - The Collateral Agent shall provide the Company with a UCC-3 termination statement releasing the Investors' security interest in the Dial Up Assets immediately upon execution of the Dial Up Asset Purchase Agreement.
   c. Blanket UCC-3 – the Collateral Agent provide the Company with a "blanket" UCC-3 termination statement releasing the Investors' security interest in all of the Company's assets immediately upon payment by the Company of the Minimum Payment. Thereafter, all Principal and Interest remaining under the terms of the Notes, if any, shall remain outstanding on an unsecured basis.

6. **Investors' Rights with Respect to the Deficiency Amount**

   a. Investors agree to waive their right to a reset of the conversion price, as set forth in Section 2.1(c)(D) of the Notes, with respect to the Deficiency Amount, provided the Company does not offer, issue or agree to issue any common stock or securities convertible into common stock at a price per share less than $.08.
   b. If the Deficiency Amount exceeds $250,000 at the conclusion of the 90 day period set forth in Section 4.d above (which shall be no later than June 30, 2005), or if the Company defaults in the payment of any amounts due under the terms of the Notes, then the Investors shall be entitled to a reset of the conversion price, as defined in the notes, to an amount equal to 80% of the market value of the Company's common stock (or the Conversion Price, whichever is less) on the date of such default. For the purposes of this Section 6(c), "Market Value" shall be defined as the average closing bid price of the Company's common stock, as reported by AMEX, for the five (5) trading days immediately preceding the Conversion Date.

7. **Miscellaneous Provisions**

a. The Investors and the Company expressly waive any alleged known defaults by the other party under the terms of the Agreements up to and including the date of this Addendum. All other terms of the Agreements shall remain in full force and effect. Provided the Initial Payment is received, the Investors waive damages and remedies for any known defaults under the Agreements which have accrued until the date of this Agreement and consent to the payment of the Notes in full at any time prior to the end of the 90 day period set forth in paragraph 4.d, above (which shall not be later than June 30, 2005).

b. The parties expressly agree that a default under the terms of this Addendum shall constitute a default under the terms of the Agreements and the Notes. An Event of Default under the Notes shall constitute a default under the terms of this Addendum.

c. The parties acknowledge that the terms of the Lock-Up Agreement are no longer of any force and effect.

d. The Company has not received any notices from the Securities and Exchange Commission which would affect the effectiveness of the registration statement on form S3 declared effective on May 6, 2004 ("Registration Statement"), and is of the opinion that the Registration Statement remains in effect.

e. In the event the shares included in the Registration Statement are insufficient to allow for conversion of amounts due under the Notes, then the Company shall comply with the registration rights provisions of the Subscription Agreement which provide for the registration of additional shares.

f. Notice, Governing Law and Venue – Sections 13(a), (c), (d), (e) and (f) of the Subscription Agreement are hereby incorporated by reference into this Addendum. Payment of amounts due Investors under this Addendum, but not Notices, may be delivered to Grushko & Mittman, PC with the prior written consent of the Collateral Agent.

[SIGNATURE PAGE FOLLOWS]

Provo International, Inc.

____

Stephen J. Cole-Hatchard
Chairman of the Board

Alpha Capital Aktiengesellschaft
Name:
Title:

____

Stonestreet Limited Partnership
Name:
Title:

____

Congregation Mishkan Sholom Incorporated
Name:
Title:

____

Lucrative Investments
Name:
Title:

Acknowledged by Collateral Agent:

____

Barbara Mittman, Esq.